EXHIBIT 99.1

THOR Industries Announces Retirement of Director Wilson Jones

ELKHART, Ind., Oct. 16, 2023 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced the retirement of Wilson Jones from its Board of Directors, effective December 15, 2023, following 9 years of dedicated service.

Mr. Jones devoted most of his professional career to Oshkosh Corporation, a leading designer, manufacturer, and marketer of specialty vehicles and vehicle bodies. He joined Oshkosh in 2005 and held senior leadership positions in the Fire & Emergency segment and Access Equipment segment before being named President and Chief Executive Officer in January of 2016. Mr. Jones retired as Chief Executive Officer and board member of Oshkosh Corporation in April of 2021.

Mr. Jones joined THOR’s Board of Directors in 2014, where he provided consistent and able counsel. Most recently, he servedas Chairman of the Company’s Compensation & Development Committee and as a member of the the Environmental, Social, Governance & Nomination Committee.

“THOR Industries has been very fortunate to have Wilson serve on our board for the last 9 years,” commented Board Chairman Andy Graves. “All of us who have worked with Wilson on THOR’s Board of Directors have benefited from his leadership and his commitment to the Company. His extensive knowledge of the specialty vehicles industry, and financial and management expertise helped guide THOR’s incredible performance. We extend our gratitude and best wishes to Wilson upon his retirement.”

Bob Martin, THOR’s Chief Executive Officer, said, “Wilson has played an influential role on our Board of Directors for 9 years, helping guide our Company through periods of growth unparalleled in the industry. Wilson’s leadership and collaboration on the board will be greatly missed and we are deeply grateful for the significant contributions he has made.”

THOR’s Board of Directors has engaged a search firm to identify and retain a suitable replacement for Mr. Jones and expects to name a replacement some time during the the first calendar quarter of 2024.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating companies which, combined, represent one of the world's largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2023.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact

Mike Cieslak, CFA
mcieslak@thorindustries.com
(574) 294-7724